CLICKTHROUGH INTERACTIVE SERVICES INC.
                         SALES AGENCY WEBSITE AGREEMENT
CLICKTHROUGH INTERACTIVE SERVICES INC., an Ontario incorporated company ("ClickThrough") with its business office address at 86 Bloor Street West, 5th floor, Toronto, Ontario, M5S 1M5, and Quotes Canada Financial Network Ltd. (the "Company") with its business office address at 1409 - 675 W. Hasting Street, Vancouver, British Columbia, V6B 1N2 for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:
1.     Definitions:
(i) "Advertisements" means an advertisement placed on the Company's Website that has the technical specifications and dimensions set out in the ClickThrough Insertion Order.
(ii) "Advertising Sales Revenues" means the advertising sales revenues generated and collected by ClickThrough from advertisers from the sale of Advertisements on the Company's Website.
(iii) "Agency Commission" means the advertising agency commissions, if any, payable by ClickThrough under the terms of this agreement, as set out in Schedule "A" attached hereto.
(iv) "ClickThrough Advertising Agreement" means the ClickThrough online advertiser agreement entered into between an advertiser and ClickThrough, on behalf of the Company, to place Advertisements for the advertiser on the Company's Website, substantially in the form attached hereto as Schedule "B", as may be amended by ClickThrough.
(v) "ClickThrough Banner Swap Program" means the program through which, in order to drive traffic to the ClickThrough Network, ClickThrough may, at no charge, use unsold inventory on websites which form part of the ClickThrough network to place advertisements for other websites which form part of the ClickThrough Network and which do not compete directly with such website Advertisements placed by ClickThrough through the ClickThrough Banner Swap Program may promote only the website which forms part of the ClickThrough Network, and not a product or service sold by the operator of such website.
(vi) "ClickThrough Network" means the network of websites that have retained ClickThrough to act as the websites' sales representative to market and sell advertisements on the pages of the websites to advertisers.
(vii) "ClickThrough Insertion Order" means the ClickThrough insertion order entered into between ClickThrough and the Company to place Advertisements for an advertiser on the Company's Website, substantially in the form attached hereto as Schedule "C", as may be amended by ClickThrough.

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(viii)     "ClickThrough  Rate  Card"  means  the  rate  card  published  by
ClickThrough that sets out ClickThrough's advertising rates, as such rates may be amended from time to time.
(ix) "CPM" means the dollar cost per thousand impressions with respect to advertising sold by ClickThrough to an advertiser.
(x) "Impressions" means the delivery of an Advertisement to a visitor of the Company Website.
(xi) "Ad Tag" means NetGravity Ad Tags used to target and identify Advertisements for placement on the pages of the website where such Advertisements are permitted.
(xii) "Net Advertising Sales Revenues" means the Advertising Sales Revenues less any applicable Agency Commission and NetGravity Charges.
(xiii) "NetGravity" means certain advertising tracking, serving and reporting software licensed to ClickThrough.
(xiv) "NetGravity Charges" means the fees and charges payable by the Company to ClickThrough with respect to the trafficking, serving and reporting of Advertisements by ClickThrough utilizing NetGravity, as set out in Schedule "A" attached hereto.
(xv) "Territory" means the territory set out in Schedule "A" attached hereto.
(xvi) "Website" means those website of the Company set out in Schedule "A" attached hereto.
2.     Appointment:
2.1 Appointment. Subject to the terms and conditions set forth in this agreement, the Company hereby appoints ClickThrough to be its exclusive sales representative in the Territory to market and sell Advertisements to advertisers on the Company's Website during the term of this agreement and any renewal thereof, and ClickThrough hereby accepts such appointment. ClickThrough shall have the right to appoint sub-agents to perform its duties hereunder.
2.2 ClickThrough Banner Swap Program. company agrees that Company's Website shall form part of the ClickThrough Network that ClickThrough may use for the ClickThrough Banner Swap Program.
3.     Term  and  Termination:
3.1 Term. This Agreement shall be effective as of the date of execution by both parties and shall continue for a period of "one" years from such date.

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3.2     Renewal.  This  agreement  may  be  renewed for an additional "one" year term at the end of the original term upon the mutual written agreement of the parties. In the event the parties have not entered into a mutual written agreement to renew this agreement prior to the termination of the original term, the agreement shall automatically renew.
3.3 Termination without Reason. After 9 months from the date hereof, either party may terminate this agreement without reason upon 90 days written notice by registered mail to the other party, delivered to such other party at the address provided on the first page of this agreement and to the attention of the President of such party
3.4 Termination for Breach. In the event of any breach of this agreement, the non-breaching party may terminate this agreement by giving 60 days written notice to the other party in the manner provided for in Section 3.3 above; provided, however, that this agreement shall not terminate if the other party has cured the breach prior to the expiration of such 60 day period, or if such breach cannot be cured within such 60 day period, the other party has taken steps within such 60 day period to cure the breach and thereafter cured such breach as soon as practicable.
3.5 Effect of Termination. Upon termination or non-renewal of this agreement:
(i) ClickThrough shall pay to the Company the monies payable by ClickThrough as set out in this agreement; provided that the Company was entitled to such monies under the terms of this agreement during the period immediately preceding the date of termination or non-renewal;
(ii) the Company shall return to ClickThrough any and all advertising materials provided by ClickThrough, its advertisers or others to the Company under this agreement;
(iii) if requested by either party, the parties will issue a mutually acceptable communication regarding the termination or non-renewal in order to provide a smooth transition for advertisers of ClickThrough following such termination or non-renewal;
(iv) termination of this agreement by either party will be without prejudice to that party's other rights and remedies under this agreement; provided that no cost or damages shall be paid to or by either party as a result of the termination of this agreement in accordance with its terms, other than costs and damages arising out of a breach of this agreement; and
(v) The Company and ClickThrough shall continue to perform such of their respective obligations to the other until completion of each outstanding ClickThrough Insertion Order.
3.6 Survival. The parties agree that sections 3.5, 3.6, 8.2, 8.3 and 9.2 shall survive any termination or non-renewal of this agreement.
4.     ClickThrough  Obligations:

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4.1     ClickThrough  Obligations.  In consideration of its appointment pursuant to  this  Agreement,  ClickThrough  agrees to fulfill the following obligations:
(i) use commercially reasonable efforts to market and sell Advertisements on the Company's Website on behalf of the Company;
(ii) maintain an adequately trained advertising sales force to market and sell Advertisements to advertisers on behalf of the Company;
(iii) market and sell Advertisements using the ClickThrough Advertising Agreement, the ClickThrough Insertion Order and the ClickThrough Rate Card;
(iv) fairly and accurately represent the Company's Website and not represent to the public that ClickThrough is marketing and selling Advertisements other than as independent sales agent for the Company;
(v) Provide to the Company NetGravity Ad Tags, at the Company's sole cost, for installation by the Company.
5.     Company's  Obligations:
5.1 Company's Obligations. The Company agrees to fulfill the following obligations:
(i) provide to ClickThrough, its employees and subagents, all information and training concerning the Company's Website as may be required by ClickThrough to market and sell Advertisements on the Company's Website;
(ii) maintain the Company's Website as a high quality website, attractive to potential advertisers;
(iii) within five (5) business days of request by ClickThrough, make any and all reasonable and necessary changes to the Company's Website as may be required to place an Advertisement on the Company's Website, including, without limitation, changes to accommodate technical specifications and dimensions of an Advertisement, as more specifically set forth in the ClickThrough Insertion Order;
(iv) install all NetGravity Ad Tags in the Company's Website as specified by ClickThrough; and
(v) Place a notice on the home page and on each of the most highly-trafficked pages on the Company's Website, which notice shall identify ClickThrough as the Company's exclusive sales agent for marketing and selling Advertisements on the Company's Website. The notice shall be in a form provided by ClickThrough and shall be a hyperlink to a URL specified by ClickThrough.
6.     Advertising  and  Bill  Procedures:

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6.1     Insertion Order.  ClickThrough shall e-mail the Company the ClickThrough
Insertion Order after receipt of the ClickThrough Advertising Agreement signed by a prospective advertiser. The Company shall approve or disapprove the ClickThrough Insertion Order within 24 hours of receipt, failing which the ClickThrough Insertion Order will be deemed to have been accepted by the Company unless ClickThrough determines, in its sole discretion, that the Advertisement is of such a nature that the Company's consent would be appropriate. ClickThrough shall ensure that the ClickThrough Insertion Order is fully completed and contains all relevant information regarding the advertising in order to allow the Company to properly review the advertising proposal. Any incomplete ClickThrough Insertion Order shall be returned to ClickThrough within 24 hours of receipt by the Company, failing which it will be deemed to have been accepted by the Company. ClickThrough, upon receiving approval for the ClickThrough Insertion Order from the Company shall enter into the ClickThrough Advertising Agreement with the advertiser.
6.2 Billing Procedures. ClickThrough shall be responsible for billing and collecting all accounts from advertisers and others. All payments on such accounts  shall  be  payable  and  remitted  only  to  ClickThrough.
7.     Commissions,  Payments  and  Other  Monetary  Terms:
7.1 ClickThrough Commissions. ClickThrough shall be entitled to a commission for the marketing and selling of advertisements hereunder equal to the amount set out in Schedule "A" attached hereto which amount shall be deducted by ClickThrough from Net Advertising Sales Revenues.
7.2 Payments to Company. ClickThrough shall pay to the Company an amount equal to the Net Advertising Sales Revenues collected by ClickThrough, less ClickThrough's commissions as set forth in Section 7.1 above. The payment to the Company shall be accompanied by a statement supporting the calculation for the  payment  for  such  month.
7.3 Calculation Example. An example of the calculation of the applicable revenue, commission and charges in a typical ClickThrough advertising proposal would be as follows:
Item     Cost
Revenues  From  an  Advertising  Proposal     $35.00  CPM
Less  Applicable  Agency  Commission  @  15%     ($5.25)
Less  NetGravity  Charges  @  $0.50US     ($0.80)  Canadian  Dollar  equivalent
Equals  Net  Advertising  Sales     $28.95
ClickThrough  Commission  @  37.5%     $10.86
Balance  of  Revenue  to  be  paid  to  Company     $18.09
8.     Warranty  and  Indemnity:
8.1 Warranty. Each party hereto warrants to the other it has the right to enter into this agreement and that by entering in to this agreement and performing its obligations hereunder, such party shall not be in breach of any agreement or undertaking with any third party.

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8.2     Indemnification.  Each  party  (the  "indemnifying party") shall, at its own expense, indemnify and hold the other party, its successor and assigns, and each of their respective directors, officers, employees and agents (collectively the "indemnified parties") harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cause, liability and expense which may be made or brought against any of the indemnified parties or which any of the indemnified parties may suffer or incur as a result of, in respect of arising out of any non-performance or non-fulfillment by the indemnifying party of any term of this agreement. The indemnifying party will defend, at its expense, any action brought by a third party against any of the indemnified parties to the extent that the claim by a third party relates to or arises from the actions or omissions of the indemnifying party, and will indemnify and hold each of the indemnified parties harmless from and against any costs, damages and fees incurred by any of the indemnified parties from such claim
8.3 Limitation of Liability. In no event shall ClickThrough or the Company be liable to any person for any special, consequential, incidental or indirect damages, however caused, and whether or not the Company or ClickThrough has been advised of damages or whether such damages were reasonably foreseeable. In the event of any breach of the Agreement by ClickThrough, ClickThrough shall only be liable to the Company for an amount equal to the lesser of the direct damages actually suffered by the Company as a result of such breach and $5000.00.
9.     General:
9.1 Relationship of Parties. Nothing in this agreement shall either render, or be interpreted or construed to mean, that the Company and ClickThrough are either partners, joint venturers, employer/employee or related other than as principal and sales agent. Neither party shall have any authority whatsoever to obligate or command the other party, contractually or otherwise, except as expressly provided in this agreement.
9.2 Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. The courts of the Province of Ontario shall have the exclusive jurisdiction to adjudicate any dispute arising under this agreement and the parties hereto agree to attorn to the courts of the Province of Ontario.
9.3 Entire Agreement. This agreement together with the Schedules attached hereto represents the entire agreement between the parties hereto relating to the subject matter herein. This agreement shall be binding upon and inure to the benefit of the Company and ClickThrough and their respective successors and permitted assigns.
9.4 Amendment, Waiver and Assignment. No modification of or amendment to neither this agreement, nor any waiver of any rights under this agreement shall be effective unless given in writing signed by the party to be charged. This agreement shall not be assigned by any party without the prior written consent of the other party.

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9.5     Interpretation.  This  agreement  has  been  negotiated  by  the parties hereto and shall be thoroughly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the agreement being applied in favour of or against the other party.
9.6     Currency.  All  references  to  dollar  amounts in this agreement are to
Canadian  dollars  unless  expressly  referred  to  in  United  States  dollars.
9.7 Counterparts and Facsimile. This agreement may be executed in counterpart by facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.
9.8 Confidentiality. Each party agrees that it shall retain the non-public, confidential or proprietary information concerning the other party that is furnished in connection with this agreement in confidence. Both parties shall not disclose any of that information to any third party without the prior written consent of the party which disseminated such information, and except as may be necessary, upon the advice of outside counsel for the party seeking to make disclosure, for such party not to be in violation of any law.
9.9 Language. It is the express wish of both parties that this Agreement and all related documents have been drawn up in English. C'est la volonti exprisse des parties que la presente convention ainsi que les documents qui s'y r'attachment soient ridigt en anglais.
ClickThrough  Interactive Services Inc.     Quotes Canada Financial Network Ltd.

Signature:     Signature:

Print  Name:  Mark  Lajoie     Print  Name:  Paul  Dickson

Title:  Site  Relations  Manager     Title:  President

Date:  9.17.99     Date:  9.17.99

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                                  Schedule "A"
                     ClickThrough Interactive Contract Terms
1(ii)     Advertising  Agency  Commissions:     up  to  15% of Advertising Sales
Revenues
1(xii)     NetGravity  Charges:     50.50  US  charged  at Canadian $ equivalent
1(xiii)     Territory:     North  America
1(xiv)     Company  Website:     www.quotescanada.com
7.1     ClickThrough  Commissions:     37.5%  of  Net Advertising Sales Revenues
     Special  Terms:

Initialed  for  identification:
On  behalf  of  the  Company          Dated:     9.17.99
                                                 -------
(Authorized  Signing  Officer)  Name:  Paul  Dickson
On  behalf  of  ClickThrough          Dated:     9.17.99
                                                 -------
(Authorized  Signing  Officer)  Name:  Mark  Lajoie